Exhibit 10.34

FORM OF

WELLCHOICE, INC.

2003 OMNIBUS INCENTIVE PLAN

STOCK OPTION AGREEMENT

FOR NON-MANAGEMENT DIRECTORS

SECTION 1. GRANT OF OPTION.

(a) Option. On the terms and conditions set forth in this Agreement and each Notice of Stock Option Grant referencing this Agreement (the “Notice”), the Company hereby grants the Optionee on the Date of Grant an option to purchase at the Exercise Price a number of shares of Common Stock, all as set forth in the Notice. Each such Notice, together with this referenced Agreement, shall be a separate option governed by the terms of this Agreement. This option is intended to be a Nonqualified Stock Option, as provided in the Notice.

(b) Plan and Defined Terms. This option is granted under and subject to the terms of the Plan, which is incorporated herein by this reference. Unless otherwise defined in Section 10 of this Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

(c) Scope of this Agreement. This Agreement shall apply both to this option and to the shares of Common Stock acquired upon the exercise of such option(s).

SECTION 2. RIGHT TO EXERCISE.

(a) Exercisability. Subject to the conditions set forth in this Agreement, all or part of this option may be exercised prior to its expiration at the time or times set forth in the vesting provisions of the Notice.

SECTION 3. TRANSFER OR ASSIGNMENT OF OPTION AND UNDERLYING SHARES.

(a) Exercise by Optionee. This option shall be exercisable during the Optionee’s lifetime, only by the Optionee.

(b) Generally. Except as otherwise provided in subsection (d) below, this award and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

(c) Transfer of Shares. Except as otherwise expressly permitted by the Committee, the Optionee shall not Transfer (other than a Permitted Transfer as described in subsection (d) below) any shares of Common Stock issued upon exercise of an option granted hereunder while the Optionee remains in Service with the Company, except for a sale of only that number of shares necessary to generate sufficient proceeds to pay taxes on income recognized by the Optionee upon the issuance of shares issued upon exercise of an option granted hereunder.

(d) Permitted Transfers. Subject to the approval of the Committee in its sole discretion, the Grantee may transfer this award in connection with his or her estate plan, to the Grantee’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons. In connection with any such Permitted Transfer, the Transferee shall execute and be bound by such terms and conditions as the Committee shall require.

SECTION 4. EXERCISE PROCEDURES.

(a) Notice of Exercise. The Optionee (or in the case of the Optionee’s death or Disability, the Optionee’s representative) may exercise this option by giving written notice to the Company specifying the election to exercise this option, the number of shares of Common Stock for which it is being exercised and the form of payment. Exhibit A is an example of a “Notice of Exercise”. The Notice of Exercise shall be signed by the person exercising this option. In the event that this option is being exercised by the Optionee’s representative, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise this option. The Optionee or the Optionee’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 5 for the full amount of the Purchase Price.

(b) Issuance of Common Stock. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the shares of Common Stock as to which this option has been exercised, registered in the name of the person exercising this option (or in the names of such person and his or her spouse as joint tenants with right of survivorship).

(c) Withholding Requirements. The Company may require the Optionee to remit to it an amount sufficient to satisfy tax withholding requirements prior to the delivery of any certificates for Common Stock or the Company may withhold the amount of any tax (or other governmental obligation) due as a result of the exercise of this option from any sums due or to become due from the Company to the Optionee, as a condition to the exercise of this option, and the Optionee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements. The Committee may also, in its discretion and subject to rules as it may adopt, permit the Optionee to pay all or a portion of taxes arising in connection with this option by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of taxes to be withheld, calculated at minimum statutory withholding rates. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of shares of Common Stock purchased by exercising this option.

SECTION 5. PAYMENT FOR SHARES OF COMMON STOCK.

(a) Cash or Check. All or part of the Purchase Price may be paid in cash or by check.

(b) Alternative Methods of Payment. At the sole discretion of the Committee, all or any part of the Purchase Price and any applicable withholding requirements may be paid by one or more of the following methods:

(i) Surrender of Stock. By delivering shares of Common Stock that are already owned by the Optionee free and clear of any restriction or limitation; provided that any such shares that were acquired upon exercise of an option or other Benefit provided under the Plan have been held by the Optionee for at least six (6) months. Such shares of Common Stock shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of the applicable exercise of this option. The Optionee shall not surrender, or attest to the ownership of, shares of Common Stock in payment of the Purchase Price (or withholding) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes that otherwise would not have occurred.

(ii) Net Exercise. By reducing the number of shares of Common Stock otherwise deliverable upon the exercise of this option by the number of shares of Common Stock having a Fair Market Value equal to the amount of the Purchase Price and withholding requirements permitted to be so paid by the Company.

(iii) Exercise/Sale. By the delivery of a properly executed notice to the Company together with an irrevocable direction (A) to a securities broker approved by the Company to sell shares of Common Stock and to promptly deliver all or part of the sales proceeds to the Company, or (B) to pledge shares of Common Stock to a securities broker or lender approved by the Company as security for a loan, and to deliver all or part of the loan proceeds to the Company.

Should the Committee exercise its discretion to permit the Optionee to exercise this option in whole or in part in accordance with this Subsection (b) above, it shall have no obligation to permit such alternative exercise with respect to the remainder of this option or with respect to any other option to purchase shares of Common Stock held by the Optionee.

SECTION 6. TERM AND EXPIRATION.

(a) Basic Term. Subject to earlier termination in accordance with subsection (b) below, the exercise period of this option shall expire ten (10) years after the date it is granted.

(b) Termination of Service. If the Optionee’s Service terminates for any reason (except as otherwise set forth in the Notice), then the exercise period for this option shall expire on the earliest of the following occasions (or such later date as the Committee may determine):

(i) The expiration date determined pursuant to Subsection (a) above;

(ii) The date three years after the termination of the Optionee’s Service; and

(iii) The date twelve (12) months after the Optionee’s death or Disability.

The Optionee (or in the case of the Optionee’s death or Disability, the Optionee’s representative) may exercise all or part of this option at any time before its expiration under Section 6(b)(iii) above, but only to the extent that this option had become exercisable for vested shares of Common Stock on or before the date the Optionee’s Service terminates (after giving effect to any applicable acceleration provisions in the Notice). When the Optionee’s Service terminates, this option shall expire immediately with respect to the number of shares of Common Stock for which this option is not yet vested.

SECTION 7. ADJUSTMENT OF SHARES OF COMMON STOCK.

(a) Adjustment Generally. If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares of Common Stock, exchange of shares of Common Stock, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to this option so that this option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to the option had such option been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur.

(b) Modification of Option. In the event of any change or distribution described in subsection (a) above, in order to prevent dilution or enlargement of the Optionee’s rights hereunder, the Committee may adjust, in an equitable manner, the number and kind of shares of Common Stock that may be issued under this Agreement, the Exercise Price applicable to this option, and the Fair Market Value of the Common Stock and other value determinations applicable to this option. Appropriate adjustments may also be made by the Committee in the terms of this option to reflect such changes or distributions and to modify any other terms of this option then outstanding, on an equitable basis, including modifications of performance targets and changes in the length of performance periods.

SECTION 9. MISCELLANEOUS PROVISIONS.

(a) Rights as a Stockholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a stockholder with respect to any shares of Common Stock subject to this option until the Optionee or the Optionee’s representative becomes entitled to receive such shares of Common Stock by (i) filing a notice of exercise and (ii) paying the Purchase Price as provided in this Agreement.

(b) Tenure. Nothing in the Notice, Agreement or Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent Corporation or Subsidiary Corporation employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c) Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Communications to the Company shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company.

(d) Entire Agreement. This Agreement, the Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Amendment. The Agreement may be amended by the Company at any time upon written notice to the Optionee; provided, however, that no such amendment shall adversely affect the rights of the Optionee hereunder with respect to outstanding options without the Optionee’s consent.

(f) Waiver. The failure of the Company in any instance to exercise any rights under this Agreement or any other agreement between the Company and the Optionee shall not be deemed a waiver of such rights. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g) Optionee Undertaking. The Optionee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Optionee or the option granted hereunder.

(h) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Optionee, the Optionee’s assigns and the legal representatives, heirs and legatees of the Optionee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(i) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 10. DEFINITIONS.

(a) “Agreement” shall mean this Stock Option Agreement.

(b) “Common Stock” shall mean the common stock of the Company, par value $.01.

(c) “Company” shall mean WellChoice, Inc., a Delaware corporation, and any successor thereto.

(d) “Date of Grant” shall mean the date specified in the Notice, which date shall be the later of (i) the date on which the Committee resolved to grant this option (or the effective date of such resolution) or (ii) the first day of the Optionee’s Service.

(e) “Disability” shall have the meaning ascribed to it in the Company’s long-term disability plan.

(f) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of this option, as specified in the Notice.

(g) “Notice” shall have the meaning described in Section 1(a) of this Agreement.

(h) “Plan” shall mean WellChoice, Inc. 2003 Omnibus Incentive Plan, as amended from time to time.

(i) “Purchase Price” shall mean the Exercise Price multiplied by the number of shares of Common Stock with respect to which this option is being exercised.

(j) “Service” shall mean service as a Director.

EXHIBIT A

SAMPLE NOTICE OF EXERCISE

WellChoice, Inc.

11 West 42nd Street

NewYork, New York 10036

Attn: Senior Vice President, Human Resources and Services

To the Senior Vice President, Human Resources and Services:

I hereby exercise my stock option granted under WellChoice, Inc. 2003 Omnibus Incentive Plan (the “Plan”) and notify you of my desire to purchase the shares of Common Stock that have been offered pursuant to the Plan and related Option Agreement as described below.

I shall pay for the shares of Common Stock by delivery of a check payable to WellChoice, Inc. (the “Company”) in the amount described below in full payment for such shares of Common Stock plus all amounts required to be withheld by the Company under state, federal or local law as a result of such exercise or shall provide such documentation as is satisfactory to the Company demonstrating that I am exempt from any withholding requirement.

This notice of exercise is delivered this      day of                                               (month)         (year).

No. shares of Common Stock to be Acquired	Type of Option	Exercise Price	Total
Nonqualified Stock Option
Estimated Withholding
Amount Paid

Very truly yours,

Signature of Optionee

Optionee’s Name and Mailing Address

Optionee’s Social Security Number

FORM OF

WELLCHOICE, INC.

2003 OMNIBUS INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

FOR NON-MANAGEMENT DIRECTORS

Name of Optionee:	___________________ (“Optionee”)

Shares Subject to Option:	___ shares of common stock, par value $.01 (“Shares”) of WellChoice, Inc. (the “Company”).

Type of Option:	Nonqualified Stock Option

Exercise Price per Share:	$____ [average of the high and low sales price of the common stock on the date of grant]

Date of Grant:	May 19, 2004

Date First Exercisable:	May 18, 2005

Vesting:	Except as otherwise provided below, the Shares shall become exercisable on May 18, 2005 (the “Vesting Date”), provided the Optionee’s Service as a Director has not terminated (other than due to the Grantee’s Retirement) prior to that date; provided, however, that the Committee may elect, in its sole discretion, to permit the Shares to become exercisable after the Optionee’s Service terminates subject to the minimum vesting requirements under the Plan.

Acceleration of Award:

The Shares shall become fully exercisable prior to the Vesting Date as follows:

•     Change in Control: If following a Change in Control, the Optionee ceases to be a director of the surviving company, the Shares shall become exercisable on the date board service ends; and

•     Death/Disability: If the Optionee ceases to be a Director of the Company due to death or Disability, the Shares shall become exercisable on the date on which the Optionee ceases to be a Director.

Expiration Date:	May 18, 2014, subject to earlier termination

By indicating your acceptance below, you accept this award and acknowledge and agree that this award is granted under and governed by the terms and conditions of WellChoice, Inc. 2003 Omnibus Incentive Plan (the “Plan”) and the related Stock Option Agreement, reference number                  (the “Agreement”), both of which are hereby made a part of this document. Capitalized terms not otherwise defined in this Notice of Stock Option Grant shall have the meanings ascribed to them in the Plan and the Agreement.

OPTIONEE:	WELLCHOICE, INC.

Name: Michael A. Stocker, M.D.
Title: President and Chief Executive Officer